PROSPECTUS Dated March 26, 1998                    Pricing Supplement No. 55 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-46935
Dated April 6, 1998                                     Dated February 16, 1999
                                                                 Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2002

                             -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2002) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     Application has been made to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:          Euro 100,000,000

Maturity Date:             February 25, 2002; provided that if
                           such day is not a Business Day, the
                           payment of principal and interest due
                           on such date will be made on the next
                           succeeding day that is a Business Day,
                           and no interest shall accrue for the
                           period from and after the Maturity
                           Date.
Settlement and
   Issue Date:             February 25, 1999

Interest Accrual Date:     February 25, 1999

Issue Price:               100%

Specified Currency:        Euro

Redemption Percentage
   at Maturity:            100%

Base Rate:                 EURIBOR. See "Other provisions -- 1
                           Month EURIBOR" below.

Spread (Plus or Minus):    Plus 0.23% per annum

Spread Multiplier:         N/A

Alternate Rate
   Event Spread:           N/A

Index Currency:            Euro

Index Maturity:            1 Month

Maximum Interest Rate:     N/A

Minimum Interest Rate:     N/A

Initial Redemption Date:   N/A

Initial Redemption
   Percentage:             N/A

Annual Redemption
   Percentage Reduction:   N/A

Optional Repayment
   Date(s):                N/A

Interest Payment Dates:    The 25th day of each month,
                           commencing March 25, 1999 (each an
                           "Interest Payment Date"); provided
                           that if any such day (other than the
                           Maturity Date) is not a Business Day,
                           such Interest Payment Date will be the
                           next succeeding day that is a Business
                           Day, unless such succeeding Business
                           Day falls in the next succeeding
                           calendar month, in which case such
                           Interest Payment Date will be the
                           immediately preceding day that is a
                           Business Day

Interest Payment Period:   Monthly

Interest Determination
   Dates:                  The second TARGET Settlement Day
                           immediately preceding each Interest
                           Reset Date

Initial Interest
   Reset Date:             March 25, 1999; provided that if such
                           day is not a Business Day, such Initial
                           Interest Reset Date will be the next
                           succeeding day that is a Business
                           Day, unless such succeeding Business
                           Day falls in the next succeeding
                           calendar month, in which case such
                           Initial Interest Reset Date will be the
                           immediately preceding day that is a
                           Business Day.

Interest Reset Dates:      Each Interest Payment Date

Interest Reset Periods:    The period from and including an
                           Interest Reset Date to but excluding
                           the immediately succeeding Interest
                           Reset Date.

Calculation Agent:         The Chase Manhattan Bank (London
                           Branch)

Denominations:             Euro 100,000

Common Code:               9503188

ISIN:                      XS0095031885

Other Provisions:          See below

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER

1 Month EURIBOR:          The rate for deposits in euros for a period of one
                          month which appears on Telerate Page 248 as of 11:00
                          A.M. (Brussels time) on each Interest Determination
                          Date. If no such rate appears, the Calculation Agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the Calculation Agent (after consultation with us), to provide the Calculation Agent with its offered rate for deposits in euros, at approximately
                          11:00 A.M. (Brussels time) on such Interest
                          Determination Date, to prime banks in the Euro-zone interbank market for a period of one month commencing on the applicable Interest Reset Date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in such market at such time. If at least two such quotations are provided, 1
                          Month EURIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, 1 Month EURIBOR will be the arithmetic mean of the rates quoted by major banks in the Euro-zone, as selected by the Calculation Agent (after consultation with us), at approximately 11:00 A.M. (Brussels time), on the applicable Interest Reset Date for loans in euro to leading European banks for a period of one month commencing on that Interest Reset Date in a principal amount not less than the equivalent of U.S.$1 million in euro.

EURIBOR: The rate for deposits in euros designated as such and sponsored jointly by the European Banking Federation and ACI - The Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing such rates).

Business Day:             Any day, other than a Saturday or Sunday, that is
                          neither a legal holiday nor a day on which commercial banking institutions are authorized or required by law or regulation to close in The City of New York or in The City of London and which is a TARGET Settlement
                          Day.

TARGET Settlement         Any day on which the Trans-European Automated
  Day:                    Real-Time Gross Settlement Express Transfer (TARGET)
                          System is open.

Euro-zone:                The region comprised of member states of the European
                          Union that adopt the single currency in accordance with the Treaty.